Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179590

Prospectus Supplement No. 4

(to Prospectus dated March 26, 2012)

MARSHALL EDWARDS, INC.

2,915,152 Shares of Common Stock at $1.19 Per Share

Upon Exercise of Outstanding Warrants

This prospectus amends and supplements the prospectus dated March 26, 2012 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-179590). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 5, 2012 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The prospectus and this prospectus supplement relate to (i) our distribution, at no charge, to holders of our common stock, $0.00000002 par value per share (our “Common Stock”), as of 5:00 p.m., Eastern time, March 30, 2012 (the “Record Date”), of subscription rights (the “Rights”), to purchase up to 17,129,361 Units for an aggregate purchase price of up to $7.6 million (the “Rights Offering”) and (ii) the issuance of shares of Common Stock upon exercise of the Warrants (as defined below). The subscription period for the Rights Offering expired on May 11, 2012. Each Unit consisted of 0.50 shares of Common Stock and a warrant (“Warrant”) representing the right to purchase 0.25 shares of Common Stock at an exercise price of $1.19 per share. The exercise of one Right entitled holders to purchase one Unit at a subscription price of $0.445 per Unit, which represents the subscription price of $0.89 per whole share of Common Stock for two Units. In the Rights Offering, eligible participants exercised Rights to purchase 11,660,606 Units; accordingly, the Company issued 5,830,202 shares of Common Stock and Warrants to purchase an additional 2,915,152 shares of Common Stock. Gross proceeds of $5.2 million were received in connection with the Rights Offering.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MSHL”. The Warrants will not trade on the Nasdaq Capital Market or any other securities exchange or trading market. On June 4, 2012, the closing price for a share of our Common Stock on the Nasdaq Capital Market was $0.53 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 16 of the Prospectus to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is June 5, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2012

Marshall Edwards, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 4, 2012, Marshall Edwards, Inc. (the “Company”), announced results from a Phase I clinical trial of its lead drug candidate ME-143 in patients with solid refractory tumors. The data were presented at the American Society of Clinical Oncology Annual Meeting on June 4, 2012; a copy of the poster presentation, entitled “ME-143, a novel inhibitor of tumor-specific NADH oxidase (tNOX): Results from a first-in-human phase I study,” is available at www.marshalledwardsinc.com.

The Phase I trial of ME-143 was initiated in September 2011 following the approval of an Investigational New Drug (IND) application by the U.S. Food and Drug Administration. The open label trial was designed to evaluate the safety and tolerability of intravenous ME-143, the Company’s next-generation NADH oxidase inhibitor, in patients with refractory solid tumors and characterize its pharmacokinetic profile. A total of 15 patients were enrolled in escalating dose cohorts of 2.5 mg/kg, 5 mg/kg, 10 mg/kg and 20 mg/kg. The median number of prior therapies was four. Stable disease was observed in one patient at more than 15 weeks, which is comparable to Phase I studies of Phenoxodiol, the Company’s first-generation NADH oxidase inhibitor, in which stable disease was also the best response observed. With the exception of a serious infusion reaction in one patient at the highest dose level, ME-143 was generally well tolerated at all dose levels on a weekly dosing schedule and the maximum tolerated dose was defined as 20 mg/kg.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSHALL EDWARDS, INC.

By:	/s/ Thomas M. Zech
Thomas M. Zech Chief Financial Officer

Dated: June 5, 2012